Exhibit 10.3

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY "[***]," HAS BEEN OMITTED BECAUSE IT IS BOTH (1) NOT MATERIALAND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONSULTING AGREEMENT
with
SIGA Technologies, Inc.

This Agreement is made and entered into as of the date of date of last signature below (the “Effective Date”), by and between SIGA Technologies, Inc., a Delaware corporation having its principal offices at 31 East 62nd Street, New York, NY 10065, USA ( “SIGA”), and Tides Group, LLC having a place of business at [***] (“Consultant”). SIGA and Consultant are sometimes referred to herein individually as a “Party” and collectively as “the Parties”.

1.

Purpose and Scope. Consultant agrees to render consulting services (“Services”) to SIGA for the term of this Agreement. Consultant shall perform Services at times and locations as are mutually agreed. All such Services shall be performed pursuant to one or more written statements of work attached to this Agreement from time to time, each of which shall be signed by an authorized representative of each of the Parties (each a “Statement of Work”). The form of Statement of Work under this Agreement is attached to Exhibit A. The initial Statement of Work will be titled Statement of Work #1 and any additional Statements of Work will be numbered in sequential order, and shall become a part of this Agreement. Each Statement of Work will contain a description of the Services to be performed, including any information, written report or other materials to be delivered (each a “Deliverable”), the price to be paid by SIGA to Consultant for the Services broken down in such detail as SIGA shall require, a schedule for the performance of the Services and delivery of the Deliverables and Reports and such other terms and conditions that are consistent with this Agreement to which the Parties may agree. Each Statement of Work shall be binding only upon signing by both Parties, and shall not be effective unless it is executed by the Chief Executive Officer, Chief Financial Officer, General Counsel or Chief Scientific Officer of SIGA or their designee. Consultant may not subcontract any of the Services without prior written consent of SIGA. Consultant will not begin performance of any Services without the written consent of SIGA.

2.

Reports. Unless otherwise provided in a Statement of Work, for each Service performed under this Agreement, Consultant shall deliver to SIGA the agreed upon Service accompanied by a written report in English, in electronic or hard copy format, which describes the procedures carried out in the performance of the Services and contains all other information required by the Statement of Work (“Report”). SIGA shall be the sole owner of any such Report, and such Report shall be deemed to be the Confidential Information of SIGA. Consultant shall keep SIGA informed of the status and progress of its performance of Services on a regular basis, which obligation shall continue through completion of each Service and delivery of any written information, Report or Deliverable required to be delivered under a Statement of Work or this Agreement. At SIGA’s request, Consultant shall promptly provide to SIGA copies of all documentation in Consultant’s possession relating to the Services or shall permit SIGA to inspect and copy such documentation.

3.

Term and Termination. The term of this Agreement shall commence on the Effective Date and continue until the later of (i) the two-year anniversary of the Effective Date or (ii) the date that work under all Statements of Work issued hereunder has been completed. SIGA may terminate this Agreement at any time upon written notice to Consultant. SIGA shall make payment for all Services provided prior to or in connection with any such expiration or termination. Upon expiration or termination of this Agreement, or at any other time that SIGA shall request, Consultant shall promptly deliver all papers, records, documents and other information and materials embodying the Confidential Information (as defined herein), including without limitation all computer programs, computer hardware, equipment and other materials provided by SIGA. In addition, upon expiration or termination of this Agreement, Consultant shall, unless SIGA shall otherwise specify, complete the Services and deliver to SIGA all written information, Reports and other Deliverables called for by any Statements of Work in effect prior to such expiration or termination.

4.

Payment for Services. SIGA shall compensate Consultant at the rate outlined in the relevant Statement of Work, including any travel time (excluding commuting to and from Consultant’s place of business) reasonably necessary to provide such Services. SIGA shall reimburse Consultant for reasonable and necessary out-of-pocket expenses that are incurred in connection with providing Services, as outlined in the relevant Statement of Work, and for which Consultant can provide reasonable supporting documentation. Payment for Consultant’s services and expenses shall be made within 45 days after receipt of an invoice setting forth as appropriate a brief description of the pre-approved Services performed by Consultant and its expenses. Invoices shall be emailed to SIGA’s Accounting Department at accounting@siga.com. Hard copies of invoices shall be mailed to: SIGA Technologies, Inc. Attn: Accounting Department, 4575 SW Research Way, Suite 110, Corvallis, OR 97333.

5.

Changes to Statement of Work. SIGA shall have the right at any time, by written direction of SIGA’s authorized representative, to make changes to or suspend work on all or any portion of any Statement of Work. If any such suspension or change causes a material change in the cost of, or the time required for, performance of a Statement of Work, the parties shall agree upon an equitable adjustment in the price or delivery schedule or both while Consultant continues to perform Services as provided in the Statement of Work.

6.	Confidentiality.

a.

Consultant’s confidentiality requirements shall include (i) any Confidential Disclosure Agreements between SIGA and those third parties who are providing confidential information that is being reviewed by Consultant, and (ii) the terms specified in this Agreement.

b.

In connection with this Agreement, Consultant may be given access to information that is disclosed by SIGA, including information contained in the Statement of Work, (hereinafter referred to as “SIGA Confidential Information”). “Confidential Information” shall mean and include without limitation such types of proprietary and confidential information as: inventions, methods, plans, processes, specifications, characteristics, raw data, analyses, equipment design, know how, experience, trade secrets, computer programming techniques and developments, costs, marketing, sales, customer and performance information, including patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained electronically, magnetically or by other means, which are disclosed by SIGA to Consultant in writing or in other tangible form and marked “confidential” or “proprietary” or, disclosed orally (or in some other non-tangible form). “Confidential Information” shall also mean information received by SIGA or its Affiliates from customers, clients, business partners, or other third parties subject to a duty to keep such information confidential, including the identities of such parties and the nature and terms of their business relationship with SIGA. For purposes of the Agreement, an entity shall be deemed to be an “Affiliate” of a party if it is a company, whether a corporation or other business entity, that is controlling, controlled by or under common control with such party. “Control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the equity interest in such corporation or business entity, or the ability in fact to control the management decisions of such corporation or business entity.

c.

Consultant will not disclose to any third party, and will not publish in any way, the Confidential Information of SIGA, without the express written consent of SIGA, which consent may be withheld in the sole discretion of SIGA. The standard of care required of Consultant in protecting the confidentiality of Confidential Information shall be the same standard of care Consultant uses in protecting its own confidential information of a similar nature, but in no event shall Consultant use less than a reasonable standard of care. Consultant may disclose such Confidential Information solely to those individuals employed or retained by Consultant with a “need to know” such information for purposes of performing the Services, provided that all such persons are informed in advance of the restrictions of this Agreement and agree to abide by them as if they were parties to this Agreement.

d.

This Agreement shall not restrict Consultant’s use or disclosure of Confidential Information to the extent that it can be established by Consultant that such Confidential Information was: (a) already known to Consultant at the time of disclosure hereunder, as evidenced by written records (b) in the public domain prior to or after disclosure hereunder other than through acts or omissions of Consultant, (c) becomes known to Consultant through disclosure by sources other than SIGA who are rightfully in possession of such information and do not violate any obligation of confidentiality or other contractual, legal or fiduciary obligation to SIGA by disclosing such information, or (d) is required to be disclosed by law, government regulation or court order so long as SIGA is given advance notice of such disclosure and an opportunity to contest and/or limit the required response and/or seek a protective order, (each of (a)-(d), a “Confidentiality Exception”). Consultant agrees to advise SIGA of the applicability of any of any foregoing Confidentiality Exception for any Confidential Information as soon as Consultant becomes aware of such applicability.

e.

Upon expiration or termination of this Agreement, or at any other time that SIGA shall request, and at SIGA’s sole direction, Consultant shall return or destroy all papers, records, drawings, documents and other tangible manifestations, including any summaries, or derivative works of SIGA Confidential Information received pursuant to this Agreement (and all copies and reproductions thereof) provided, however, that Consultant may retain one copy in its legal archives solely for the purpose of monitoring Consultant’s compliance with its surviving obligations under this Agreement. Consultant shall promptly submit written certification of compliance with this provision to SIGA upon SIGA’ request.

f.	These obligations of confidentiality and non-use shall continue during the term of this Agreement and for a period of seven (7) years thereafter.

7.

Intellectual Property. SIGA shall be the sole and exclusive owner of, and Consultant agrees to, and hereby does, assign to SIGA (and shall cause its employees, agents and, if applicable, subcontractors, to assign) all right, title and interest in and to all data, results, information, inventions, improvements, discoveries, developments, information and materials, whether or not patentable, that arise from or are generated, conceived, reduced to practice, developed, made or controlled by or on behalf of Consultant in the course of performing the Services (including the preparation and delivery of any Deliverables or Reports) and all Intellectual Property therein or deriving therefrom (collectively, “SIGA Intellectual Property”), and SIGA shall solely own the SIGA Intellectual Property and have the exclusive right to use the SIGA Intellectual Property for any and all purposes. For purposes of this Agreement, “Intellectual Property” means all of the following or their substantial equivalent or counterpart in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and patent rights, (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names, (iii) copyrights and copyrightable works, (iv) registrations and applications for any registration for any of the foregoing; (v) trade secrets and (vi) any findings, discoveries, inventions, additions, improvements, modifications, formulations or changes, whether patentable or not, that are conceived, reduced to practice, developed, made or controlled by Consultant in the course of performing the Services (including the preparation and delivery of any Deliverables or Reports). Consultant will, upon request and at the expense of SIGA, promptly execute and cause any of its employees to execute for SIGA’s benefit, any and all patent applications, assignments or other instruments which SIGA deems are necessary or useful for the protection of Intellectual Property, which shall be filed or prepared at SIGA’s cost and expense. Consultant represents and warrants that Consultant owns or has a valid license to use any and all proprietary processes, methods, or models used by Consultant to provide the Services or Information agreed upon in the Statement of Work.

8.

Performance Standard; Compliance with Law. Consultant shall perform the Services in a manner consistent with the highest professional skill and care prevailing in the industry. Consultant shall conduct any research, deliver the Reports, Deliverables and perform the other Services pursuant to a Statement of Work in accordance with all applicable laws, rules and regulations. Consultant represents and warrants to SIGA that it will not use any third party trade secrets, processes, methodologies or reagents in generating any Reports or Deliverables for, or providing any Services to, SIGA hereunder. Consultant hereby represents and warrants that neither it nor any of its employees or subcontractors has been debarred or is subject to debarment and neither it nor any of its subcontractors will use in any capacity, in connection with the activities to be performed under this Agreement, any employee or other person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act (“FDCA”) or who is the subject of a conviction described in such section. Consultant shall promptly inform SIGA in writing if Consultant, its subcontractor or their employees or other persons who are performing activities hereunder is debarred or is the subject of a conviction described in Section 306 of the FDCA or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of Consultant, its subcontractor or any of its or their employees or other persons who are performing activities hereunder.

9.

Independent Contractor Status. In undertaking to perform the Services for SIGA, Consultant acknowledges that it is an independent contractor and is not an employee of SIGA for any purpose. Consultant will not have authority to enter into any contract, incur any liability, make any representation or otherwise act on behalf of SIGA. In the performance of the Services, the Consultant and its employees and subcontractors have the authority to control and direct the performance of the details of the Services, SIGA being primarily interested only in the results obtained. However, the Services contemplated by the Agreement must meet SIGA’s standards and approval and shall be subject to the SIGA’s general right of inspection and supervision to secure their satisfactory completion. Consultant agrees that SIGA shall not deduct from any payments made to Consultant any amounts for social security or federal, state or local tax withholdings, and Consultant shall be solely responsible for any such amounts that may be due and payable as a result of such payments. Consultant and its subcontractors and employees shall be solely responsible for all local, state and federal tax withholdings in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage. Consultant acknowledges and agrees that in the event workers’ compensation coverage is applicable to Services performed hereunder, it shall be his responsibility to provide such coverage, and that it will not be covered under SIGA’s workers’ compensation insurance. Consultant and its employees and subcontractors shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of SIGA. Consultant shall hold SIGA harmless from any liability SIGA may incur arising out of, or related to Consultant or its employees or subcontractors being classified as an employee of SIGA for any purpose. The Parties do not intend that any employee-employer, agency or partnership relationship be created between them by this Agreement.

10.

Conflicting Work. Consultant may make its services available to third parties, in accordance with commonly accepted ethics in the pharmaceutical consulting field provided that such services do not adversely affect Consultant’s ability to perform Services and comply with its obligations under this Agreement, and provided further that Consultant shall not provide services to any third party that relate directly to any matters as to which it provided Services pursuant to a Statement of Work hereunder. Consultant represents and warrants that it or its subcontractors do not own or in-license any patents, or have submitted any patent applications, related to the Services as of the execution of this Agreement. Consultant further represents that it has no other consultancy arrangements. or undertakings that might restrict or impair his performance of this Agreement, and that it shall not enter into any such consultancy arrangements or undertakings during the term of this Agreement. Consultant will not, in connection with his engagement as a Consultant to SIGA, use or disclose to SIGA any confidential trade secret or other proprietary information of any previous employer or other person to which Consultant is not lawfully entitled.

11.

Public Announcements. Consultant shall hold in confidence all information concerning this Agreement, including the existence of the Agreement, and the terms hereof and shall not make any public statement or announcement about it, nor issue news releases or advertising relating to the existence or implementation of this Agreement or the subject matter thereof without the prior written consent of SIGA, which SIGA may withhold in its sole discretion. Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) without the prior written consent of such Party in each instance.

12.

Assignment. The consultancy tasks envisaged herein are expected to be performed personally by Consultant, although reasonable clerical assistance may be delegated to trained individuals without SIGA’s prior consent. All such delegates, however, shall be subject to the same Intellectual Property and Confidentiality obligations imposed upon Consultant by the terms of this Agreement. Consultant shall ensure and be solely responsible to ensure that its delegates comply with all such obligations. The Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. SIGA may assign this Agreement in whole or in part to any third party provided that any such third party agrees to be bound by the terms of this Agreement and that SIGA would remain responsible for any and all liabilities or obligations which, at the time of the assignment, had already accrued to Consultant or which is attributable to a period prior to such assignment. Consultant may not assign this Agreement without the prior written consent of SIGA. This Agreement shall inure to the benefit of and be binding upon each Party and its successors and permitted assigns. Without limiting the generality of the foregoing, a merger, acquisition or change of control of Consultant shall be deemed to be an assignment.

13.

Notices. Any notice required or permitted to be given hereunder by either Party shall be in writing and shall be deemed given (i) on the date delivered, if delivered personally, (ii) on the first business day after the date sent, if sent by recognized overnight courier, (iii) on the date transmitted, if sent via electronic mail (with confirmation of receipt), or (iv) on the fifth business day after the date deposited, if mailed by certified mail, return receipt requested, postage prepaid. Although it does not constitute notice under this provision, Consultant and SIGA are encouraged to simultaneously send copies of notices by electronic mail. All notices to a Party shall be sent to the address indicated below.

If to SIGA:                  SIGA Technologies, Inc.

4575 SW Research Way, Suite 110
Corvallis, OR 97333
Attn: Contracts Manager
Phone: (541) 753-2000
Email: contracts@siga.com

With copy to:
SIGA Technologies, Inc.
31 East 62nd Street
New York, NY 10065
Attn: General Counsel
Phone: (212) 672-9100
Email: legalnotice@siga.com

If to Company:            Tides Group, LLC

[***]
Attn: Evan A. Knisely, CEO
Phone: [***]
Email: [***]

14.

Dispute Resolution. The Parties hereto agree that any dispute between them arising under or relating to the Agreement or the performance of the Parties hereunder that cannot be resolved through escalation or compromise shall be submitted to the federal or state courts in New York, and be governed by New York law.

15.

Waiver. No waiver or release of any rights or interests of a Party under this Agreement shall be effective unless made in writing. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver. No waiver of any breach of any provisions shall be deemed to be a waiver of any preceding or succeeding breach of the same of any other provision, nor shall any waiver be implied from any course of dealing between the Parties.

16.

Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New York, USA, without reference to its conflict of law principles. This Agreement represents the entire agreement between the Parties with respect to the subject matter set forth herein, and supersedes any and all prior agreements and understandings, whether oral or written concerning such subject matter. The headings of the paragraphs in this Agreement are included herein for convenience and shall not be considered in construing this Agreement. This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of both Parties. To the extent any terms or provisions of a Statement of Work, Invoice, or Purchase Order conflict with the terms or provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the Statement of Work expressly and specifically states an intent to supersede the Agreement on a specific matter and only with respect to such specific matter. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Any provision declared invalid or unenforceable by a court of competent jurisdiction shall be deleted, and the remaining terms and conditions of this Agreement shall remain in full force and effect. The Parties shall consult with each other and use their reasonable best efforts to agree upon a valid and enforceable provision that shall be a reasonable substitute for any such deleted provision in light of the intent of this Agreement.

17.	Survival of Certain Obligations. The Parties agree that Sections 3, 4, 6, 7, 11, 14, 15 and 16 of this Agreement shall continue in effect after termination of this Agreement.

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Accepted and Agreed:

For SIGA Technologies, Inc.         For Consultant

By:  /s/ Phillip L. Gomez, III           By:  /s/ Evan A. Knisely
Name: Phillip L. Gomez, Ill            Name: Evan A. Knisely
Title:   CEO                                      Title: CEO

Date:   October 19, 2020                 Date:  October 19, 2020